As filed with the U.S. Securities and Exchange Commission on October 13, 2021

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MVB Financial Corp.

(Exact name of registrant as specified in its charter)

West Virginia	20-0034461
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of Principal Executive Offices)	(Zip Code)

MVB Bank, Inc. 401(k) Retirement Plan

(Full title of the plan)

Donald T. Robinson

Executive Vice President and Chief Financial Officer

MVB Financial Corp.

301 Virginia Avenue

Fairmont, WV 26554-2777

(Name and address of agent for service)

(304) 363-4800

(Telephone number, including area code, of agent of service)

Copies to:

James J. Barresi, Esq.

Aaron A. Seamon, Esq.

Squire Patton Boggs (US) LLP

201 East Fourth Street, Suite 1900

Cincinnati, OH 45202

(513) 361-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock $1.00 par value	100,000 shares (1)	$43.17(2)	$4,317,000	$400.19
Participation Interests	(3)	—	—	—

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the MVB Bank, Inc. 401(k) Retirement Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of MVB Financial Corp. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)

Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on October 12, 2021, as reported on the Nasdaq Capital Market.

(3)

In addition, pursuant to 17 C.F.R. §230.416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein. In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with participant elective deferrals. Accordingly, no separate fee is required for the participation interests.

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. §230.462.

MVB FINANCIAL CORP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the MVB Bank, Inc. 401(k) Retirement Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MVB Financial Corp. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Registrant filed with the Commission can be found on the Commission’s website at http://www.sec.gov, and through the Registrants website at https://mvbbanking.com.

The following documents filed by the Registrant are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on March 9, 2021;

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No.  001-38314) filed with the Commission on December 4, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(c)

The Registrant’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 or 9.01 of Form 8-K) filed with the Commission on March  5, 2021, March 17, 2021, April 19, 2021, April 23, 2021, May  19, 2021, July 12, 2021, August 26, 2021, September 7, 2021 and September  28, 2021.

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the Commission on May 3, 2021;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as filed with the Commission on July 29, 2021;

(f)	The Registrant’s Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 as filed with the Commission on April 5, 2021;

(g)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements referred to in (a) above;

(h)	any other documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 31D-8-851 of the West Virginia Business Corporation Act provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

Section 31D-8-856 of the West Virginia Business Corporation Act provides that a West Virginia corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for (i) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (ii) liability arising out of conduct that constitutes (a) receipt by him or her of a financial benefit to which he or she is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law. A corporation must indemnify an officer who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding.

The Company’s Articles of Incorporation provide that the Registrant shall indemnity, to the fullest extent permitted by law, any current or former legal representative, officer or director of the Registrant or a person serving as a director, officer, employee or agent of another corporation at the Registrant’s request against all expenses, liability and loss incurred by him in connection with a claim or proceeding against him by reason of his being or having been in such role. Expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in such proceeding shall be paid in advance by the Registrant; provided, however, that such payment shall only be made upon delivery to the corporation of an undertaking that such person agrees to repay all advanced amounts if it is ultimately determined that such person is not entitled to indemnification under the Company’s Articles of Incorporation.

The Registrant has obtained directors’ and officers’ liability insurance. The policy provides for $10.0 million in coverage, with punitive damages excluded.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1

Specimen of Stock Certificate representing MVB Financial Corp. Common Stock. (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 as filed with the Commission on December 6, 2018, (File No. 333-228688)).

5.1

The shares of Common Stock registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.1	Consent of Dixon Hughes Goodman LLP.

24.1	Power of Attorney included as part of signature page.

99.1	Defined Contribution Plan (MVB Bank, Inc. 401(k) Retirement Plan).

99.2	Defined Contribution Plan – Adoption Agreement (constituting part of the MVB Bank, Inc. 401(k) Retirement Plan).

99.3	Amendment to 401(k) Retirement Plan.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairmont in the State of West Virginia, on October 13, 2021.

MVB FINANCIAL CORP.

By:	/s/ Donald T. Robinson
Donald T. Robinson
Executive Vice President and CFO
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of MVB Financial Corp., do hereby severally constitute and appoint Larry F. Mazza and/or Donald T. Robinson, each as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Larry F. Mazza and/or Donald T. Robinson may deem necessary or advisable to enable MVB Financial Corp., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Larry F. Mazza and/or Donald T. Robinson shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/ Larry F. Mazza Larry F. Mazza, President, CEO and Director (Principal Executive Officer)	Date: October 11, 2021

/s/ Donald T. Robinson Donald T. Robinson, Executive Vice President and CFO (Principal Financial and Accounting Officer)	Date: October 11, 2021

/s/ David B. Alvarez David B. Alvarez, Chairman	Date: October 11, 2021

/s/ W. Marston Becker W. Marston Becker, Director	Date: October 11, 2021

/s/ John W. Ebert John W. Ebert, Director	Date: October 11, 2021

/s/ Gary A. LeDonne Gary A. LeDonne, Director	Date: October 11, 2021

/s/ Kelly R. Nelson Kelly R. Nelson, Director	Date: October 11, 2021

/s/ J. Christopher Pallotta J. Christopher Pallotta, Director	Date: October 11, 2021

/s/ Anna J. Sainsbury Anna J. Sainsbury, Director	Date: October 11, 2021

/s/ Cheryl D. Spielman Cheryl D. Spielman, Director	Date: October 11, 2021

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the MVB Bank, Inc. 401(k) Retirement Plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Fairmont, State of West Virginia, on October 13, 2021.

MVB BANK, INC. 401(K) RETIREMENT PLAN

By:	/s/ Donald T. Robinson
Donald T. Robinson, on behalf of the Plan Administrator